Exhibit 10.1

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 6 (this “Amendment”), dated as of October 13, 2026, to the Investment Management Trust Agreement (as defined below) is made by and between Alpha Star Acquisition Corporation, a Cayman Islands exempted company (the “Company”) and Wilmington Trust, National Association, a national banking association (the “Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated December 9, 2021 (the “Trust Agreement”);

WHEREAS, at an Extraordinary General Meeting of the Company held on December 11, 2025, the Company’s shareholders approved a proposal to amend the Trust Agreement to provide the Company the right to extend the date on which to commence liquidating the Trust Account from December 15, 2025 to December 15, 2026 for an extension fee of $35,000, which payment shall be paid into the Trust Account.

WHEREAS, at an Extraordinary General Meeting of the Company held on October 13, 2026, the Company’s shareholders approved a proposal to amend the Trust Agreement to provide the Company the right to remove the monthly extension payment of $35,000 otherwise required to be deposited into the Company’s trust account, beginning with the payment due in October 2026, and to extend the date on which to commence liquidating the Trust Account from December 15, 2026, to December 15, 2027, each by an additional one (1) month, without depositing additional funds in the Trust Account.

NOW THEREFORE, IT IS AGREED:

1. Preamble. The fifth WHEREAS clause in the preamble of the Trust Agreement is hereby amended and restated to read as follows:

“WHEREAS, as described in the Registration Statement and in its Amended and Restated Memorandum and Articles of Association, the Company’s ability to complete a business combination may be extended in additional increments of one-month up to a total of twelve additional months from December 15, 2026, to December 15, 2027. From and after October 15, 2026, the Sponsor, its designees, or its assignees shall not be required to deposit any additional funds into the Trust Account in connection with any extension of time to consummate a Business Combination.”

2. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

4. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

ALPHA STAR ACQUISITION CORPORATION

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	Chief Executive Officer

Wilmington Trust, National Association, as Trustee

By:	/s/ Amy M. Kohr
Name:	Amy M. Kohr
Title:	Assistant Vice President